MARKETING, DEVELOPMENT & DISTRIBUTION AGREEMENT

THIS AGREEMENT made as of the 14th day of December, 2001.

BETWEEN:

Cyop Systems International Incorporated, a company formed under the laws of the state of Nevada, USA

(hereinafter referred to as "Marketer")

- and -

Mitch White an individual residing in the Province of British Columbia, Canada

(hereinafter referred to as Vendor)

WHEREAS pursuant to the software acquisition agreement between Cyop Systems Inc. and the Vendor made as of even date herewith (the "Software Acquisition Agreement"), Cyop Systems Inc sold and Vendor purchased from Cyop Systems Inc. certain computer software as more particularly set out in the Software Acquisition Agreement of even date;

AND WHEREAS the parties hereto wish to enter into an agreement to better exploit the Work, and to further explore certain synergies and business opportunities available to the parties hereto with respect to the Work, and with respect to other aspects of the computer software business;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants herein contained the parties hereto covenant and agree as follows:

1. Definitions

1.0 For the purposes of this Agreement, the following terms shall have the meanings herein:

"Act of Insolvency" means that a party, other than for purposes a re-organization:

(i) institutes proceedings for its winding-up, liquidation, or dissolution or consents to the filing of any petition with respect thereto or files a petition seeking reorganization, readjustment, arrangements, composition or similar relief under any Canadian or other applicable law or consents to the filing of any such petition or to the appointment of a receiver, liquidator, trustee or similar officer of itself or any part of its property or makes an assignment for the benefit of creditors or is unable, or admits in writing its inability, to pay its debts as they become due or otherwise acknowledges its insolvency or is deemed for the purposes of any applicable law to be insolvent or voluntarily suspends transaction of its usual business or any action is taken by such party in furtherance of any of the aforesaid purposes or if such party takes any action pursuant to the Winding-Up Act, or

(ii) provided that if a court having jurisdiction enters a decree or order for its winding up, liquidation or dissolution or adjudges it to be insolvent or enters a decree or order, which remains in force, undischarged or unstayed, for a period of 20 days or more, approving, as properly filed, a petition seeking reorganization, readjustment, arrangement, composition or similar relief for any such party under any Canadian or other applicable law, or the appointment of any receiver, liquidator, trustee or similar officer of any such party or all or any part of its property, or

(iii) provided that if any application is made with respect to it under the Companies' Creditors Arrangement Act (Canada) or similar or replacement legislation or if a proceeding is instituted for its winding up or a petition in bankruptcy is presented against it under a bankruptcy or similar act and such application, proceeding or petition is not dismissed, stayed or withdrawn within 20 days after such party has notice or knowledge of the institution thereof

"Agreement" means this Agreement as may be amended from time to time and any Schedule annexed thereto.

"Business Day" means any day between the hours of 8:00 a.m. and 5:00 p.m. Pacific Coast Standard Time, other than a Saturday, Sunday or statutory holiday observed in the Province of British Columbia.

"Gross Earnings" means the percentage, as set out in Schedule II hereto of Adjusted Gross Sales of the Work less the current year's interest on the Acquisition Promissory Note.

Adjusted Gross Sales" means the sum of all gross revenues billed and collected by February 28 of the following year from the sales of the Marketer Software, less the following deductions: (1) customer add on charges including shipping, packaging and handling, (2) returned merchandise, (3) marked-down and price adjusted merchandise, (4) customer discounts, (5) taxes, inclusive of sales, value added, withholding, goods and services and similar taxes, and (6) allowances for bad debts and anticipated product returns, price protection and defective merchandise.

"Ownership Percentage" means that percentage ownership interest, being One Hundred (100%), the Vendor has acquired in the Work calculated in accordance with the provisions of the Schedule 'A' of the Software Acquisition Agreement.

"Promissory Note and Acquisition Promissory Note" shall be as set forth in the Software Acquisition Agreement.

"Software" means computer software in the form of a CD-ROM disk or other device containing substantially full and complete software code, including the source code, the assembly code, the object code, and such data files and other files as are necessary for the Work to achieve its functional purpose, whereby date and visual images, with or without sound, can be manipulated, communicated, reproduced or perceived with the aid of a computer or other hardware platform.

"Marketer Software" means the Software of the Ownership Percentage listed and described in Schedule "A" of the Software Acquisition Agreement.

"Work" has the meaning defined in the Software Acquisition Agreement executed between the parties of even date.

1.1 Headings. The division of this Agreement into Sections and the insertion of recitals and headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.2 Singular, Plural, Gender. Wherever in this Agreement the context so requires, the singular number shall include the plural number and vice versa and any gender herein used shall be deemed to include the feminine, masculine or neuter gender.

1.3 Agreement. The terms "hereof', "hereto", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreement supplemental hereto.

1.4 Entire Agreement. The Parties agree that this Agreement and the Software Acquisition Agreement constitutes the complete and exclusive statement of the terms and conditions between them covering the performance thereof and cannot be altered, amended or modified except in writing executed by both parties hereto. Any representation, warranty or condition, written or otherwise, not expressly contained in this Agreement or in an authorized written amendment thereto shall not be enforceable by either party. Each of the parties acknowledges that it has not been induced to enter into this Agreement by any representation not specifically stated herein.

1.5 Severability. If any of the provisions contained in this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or unenforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby.

1.6 Governing Law. This Agreement and its application and interpretation will be governed exclusively by the laws prevailing in the Province of British Columbia applicable therein (excluding any conflict of laws rule or principle that might refer such construction to the laws of another jurisdiction). The courts of the Province of British Columbia shall have exclusive jurisdiction over all matters arising in relation to this Agreement and each party hereby submits to the jurisdiction of the courts of the Province of British Columbia.

1.7 Date for Action. In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day unless otherwise provided in this Agreement.

1.8 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles, which shall mean, at any time, accounting principles generally accepted in the United States as recommended in the Handbook of the American Institute of Certified Public Accountants or as recommended by such other entity as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

2. Appointment of Marketer

2.1 The parties hereto agree to better exploit the Work during the term of this Agreement and Vendor hereby grants exclusive rights to Marketer during the term of this Agreement with respect to of the Work to enable Marketer to exploit the Work in the manner contemplated in this Agreement.

2.2 Marketer shall provide services and management skills, as it deems necessary to exploit the Work on behalf of Vendor, Marketer, including the services set forth in

Section 3 hereof.

2.3 In consideration of the capital investment, expenditures, time and effort to be incurred by Marketer hereunder, the Vendor hereby agrees to appoint Marketer as its sole and exclusive agent and representative to develop, enhance, modify, market, distribute and maintain the Work during the term of this Agreement. Marketer shall be entitled to appoint any agent or subcontract to perform any of its tasks or responsibilities.

2.4 Marketer and Vendor agree that the activities hereunder shall be supervised by an executive committee, which shall be comprised of two to six members. An equal number of members shall be appointed by each of the Marketer on the one hand, and the vendor on the other hand. The Chairman of the executive committee shall be appointed by the representatives of the vendor of the Work other than Marketer. The Vice-Chairman shall be appointed by the Marketer. Any two members may request a meeting of the executive committee by providing at least fourteen (14) days' prior written notice. All of such meetings shall be held at the offices of the Marketer or such other place as may be agreed. Two members of the executive committee, one of whom is an appointee of the Marketer must be present at any meeting in order to constitute a quorum. In the event that there are not enough members present to constitute a quorum, the Chairman shall adjourn the meeting for a date which is five (5) days later at the same place and those representatives who are present shall constitute a quorum.

2.5 Marketer shall regularly advise the executive committee of the status of the development, modifications, enhancements, marketing and distribution of the Work.

2.6 Marketer shall provide the executive committee with all such information, reports, business plans, financial statement or other information that the executive committee may request with respect to any matter relating to this Agreement.

3. Marketer Services

3.1 Marketer represents that it, and/or its affiliated companies, has knowledge of the software market, including expertise, which will enable it to market, distribute, develop and maintain the Work through its affiliated companies. Vendor hereby appoints Marketer:

(i) to exclusively maintain, develop, enhance, distribute and market the Work worldwide;

(ii) to grant licenses or sublicenses and make subdistribution arrangements and provide development, maintenance enhancement and warranty services on the Work; and

(iii) as the Vendor's agent and attorney in fact to enter into any agreements in relation to the licensing or other marketing, distribution, bank financing and development of the Work.

3.2(a) Vendor agrees that Marketer may delegate or subcontract any of the responsibilities contained in this Agreement to its affiliated companies and entities and/or to third parties; provided, however, that no such delegation shall relieve Marketer of any of its obligations or representations hereunder.

(b) Vendor acknowledges that Marketer may engage sales agents to establish a distribution network for selling, marketing, distributing and licensing the video game based on the Work.

3.3(a) Marketer agrees to market, develop and distribute the Work subject to market demand and technological capabilities of the Work, and subject to Marketer's reasonable commercial judgment, through its affiliated entities or through third parties. In furtherance thereof Marketer may determine redevelopment, sales, marketing strategies and set selling prices for the software based on the Work. Marketer shall be responsible for the costs of reproduction, marketing, duplication and distribution of the software based on any distributed Work, including enhancements.

(b) Marketer shall use its reasonable commercial efforts subject to Marketer's reasonable commercial judgment and subject to market conditions, to diligently, directly or indirectly, market, sell, distribute, package and price any distributed Work with a view to developing sales;

(c) Marketer shall use reasonable commercial efforts subject to Marketer's reasonable commercial judgment to secure appropriate distribution channels for any distributed Work, subject to market demand and technical capabilities of such Work;

(d) Marketer shall use reasonable commercial judgment to maintain commercial functionality of any distributed Work in the market place in accordance with industry standards.

(e) Marketer (including its affiliated companies) has not made and does not hereby make any representations or warranties to Vendor with respect to the quantity of sales of any distributed Work. Vendor shall not make any claim nor shall any liability be imposed upon Marketer and its affiliated companies based on any claim that more sales could have been made or that better business could have been done that which was actually made or done by Marketer and its affiliated companies or that better prices or terms could have been done that which was actually made or done by Marketer and its affiliated companies or that better prices or terms could have been obtained by Marketer and its affiliated companies in connection with the exploitation of any distributed Work.

3.4 Vendor acknowledges that Marketer and its affiliated entities manufacture and sell Software platforms, some of which may be similar to or competitive with the Work, and nothing herein shall be deemed in any way to limit or inhibit Marketer from manufacturing, selling or otherwise exploiting such other software in such manner as it sees fit. Vendor further acknowledges that it shall have no right or interest in or to any such other software.

4. Development

Marketer shall have the exclusive right in its sole discretion to develop the Work. The development of the Work and an assessment of its technological feasibility and commercial potential shall be at the sole discretion of the Marketer. Marketer makes no representation to Vendor as to the future technological feasibility or marketability of the Work.

5. Maintenance.

(a) Marketer agrees to deliver the most current version of the Work to Vendor from time to time, upon reasonable notice by Vendor.

(b) Marketer agrees to ensure that those marketed software based on the Work is maintained in accordance with industry standards.

(c) Marketer agrees to ensure that all instruction booklets, as usually provided for such software based on the Work in the industry, reflect the functionality for consumer use.

(d) Marketer agrees to perform its maintenance obligations to the extent necessary to meet the obligations to end users of the work.

6. Gross Revenue Allocations

6.1 The Marketer and Vendor agree to share in the exploitation of the Work as follows:

(a) Vendor shall be allocated and entitled to receive 100% of the Adjusted Gross Sales each year up to the amount required to pay all accrued and unpaid interest on the Acquisition Promissory Note; and

(b) thereafter, Vendor shall be allocated and entitled to receive One Hundred percent (100%) of the Adjusted Gross Sales equal to the Vendor's Ownership Percentage times the Gross Earnings.

(c) the balance of any and all revenues and profits created from the exploitation of the Ownership Percentage shall be allocated and paid to the Marketer or its assigns.

It is acknowledged that the Vendor's entitlement to the Adjusted Gross Sales hereunder is a legal and beneficial interest and not a security or ownership interest.

It is agreed that those development costs and related amortization of development costs incurred in the development of the Ownership Percentage shall be an expense incurred in the business created hereunder and allocated to the Vendor up to the amount of cash and promissory note payments received by the Marketer.

5.2 In the event of any dispute between Vendor and those other parties that may have an interest in the Work, in relation to the allocation of the Adjusted Gross Sales or Gross Earnings, the CFO of the Marketer shall determine the proper allocation of the Gross Earnings or Adjusted Gross Sales among Vendor and those other interests, and Vendor agrees to be bound by the decision of such person.

7. Payment

7.1 Until such time as the principal and accrued interest due pursuant to the terms and conditions of the Promissory Note and Acquisition Promissory Note have been paid in full, Vendor agrees to apply amounts received by it under Section 6 above as follows:

(a) firstly, to the payment of interest accrued and unpaid pursuant to the terms of the Acquisition Promissory Note and;

(b) secondly, 52% of the balance remaining, to the payment of principal balance owed under the Promissory Note and Acquisition Promissory Note; and

(c) finally, the balance to be remitted to the Vendor after deduction of any applicable. income and other taxes as required under tax law, for the Vendor's own use.

7.2 Net amounts due to shall be paid to Vendor on an annual basis on the last Business Day of March of the following year.

Vendor hereby authorizes Marketer to remit and if necessary advance funds of the Vendor for all applicable. income taxes as required under tax law.

8. Term

8.1 The term of this Agreement shall be for an initial period of 15 years from the date of this Agreement. This Agreement shall be automatically renewed for additional five-year terms upon notice to the other party not less than 90 days prior to the expiry of the then current term.

9. Reporting

9.1 Marketer agrees to provide Vendor with an annual report of the business created hereunder containing a statement of all Adjusted Gross Sales and Vendors Gross Earnings allocation thereof not later than March 31 of each year.

10. Rights of Termination

10.1 Without limiting any of its rights or remedies at law or equity, Vendor may terminate this Agreement on 30 days written notice to Marketer in the event that Marketer commits an Act of Insolvency, or there is a material breach of any uncured material representation, warranty, covenant or obligation of this Agreement by Marketer. However, Marketer shall have 60 days to cure such breach or to have commenced in good faith a cure of such breach.

11. Remedies

11.1 Marketer shall indemnify, hold harmless, defend and bear all reasonable costs of defending Vendor, together with its successors and permitted assigns, from, against or in respect of any and all damage, loss, deficiency, expense (including, but not limited to, any reasonable legal costs or expenses), action, suit, proceedings, demand, or judgment to or against Vendor arising out of, in connection with any claim for warranty, product liability, product maintenance, or with respect to the condition of products sold or distributed by Marketer not expressly assumed by Vendor as provided herein.

12. Assignment

12.1 The right and authority of Marketer to license or delegate certain of its duties or responsibilities as contemplated pursuant to Section 3 does not entitle Marketer to make any assignment of its rights or obligations hereunder, other than as expressly provided herein. Notwithstanding any other provisions in this Agreement, Marketer shall be entitled to assign its rights under this Agreement to any third party for financing purposes or as security to any bank or other lender.

12.2. Vendor shall not assign, sell or transfer its rights under this Agreement without the prior written consent of the Marketer. The parties hereto acknowledge that Marketer may transfer, sell or assign any percentage interest Marketer may have in the Work provided however that any amounts due to Vendor under this Agreement shall not be diminished thereby.

12.3 Vendor agrees to subordinate its interest to Marketer's bank 's or lender for those accounts receivable and inventory created from the exploitation of the Ownership Percentage and shall enter into a subordination agreement with Marketer's bank or lender in the form required by such lenders in respect thereof. In Furtherance of the foregoing Vendor shall execute the Individual Acknowledgement Agreement attached within.

13. U.S. Tax Matters

13.1 The parties hereto recognize and agree that they will have created an unincorporated joint venture for the Work taxable as a general partnership for United States federal income tax purposes. The parties hereto appoint the Marketer as "tax matters partner" for the joint venture/general partnership, as such term is defined in section 6231 of the U.S. Internal Revenue Code of 1986. The Marketer agrees to prepare and file all U.S. Federal, State, and Local income tax returns for such joint venture/general partnership and prior to the filing thereof forward drafts to the executive committee.

14. No Partnership for Non Tax Purposes

14.1 Notwithstanding anything in this Agreement to the contrary, the parties hereby confirm that they do not intend to form a partnership or limited partnership under the laws of any jurisdiction, and do not intend to be partners with one another or any third party for purposes of this Agreement, or otherwise for exploiting the Work.

15 Notice

Unless otherwise expressly provided in this Agreement, any notice, request, direction, consent, waiver, extension, agreement or other communication that is or may be given or made hereunder shall be in writing and either personally delivered to a responsible officer of the addressee or sent by mail, courier or confirmed facsimile transmission to:

Marketer Cyop Systems International Incorporated Suite 880, 50 W Liberty Street Reno, Nevada USA 89501	Vendor Attention: Mitch White 5469 Wildwood Crescent Tsawwassen, BC

The parties hereto may change their respective address for notice by notice given in the manner aforesaid. Any notice given by mail, courier or confirmed facsimile transmission shall be deemed to have been received on the next business day after transmission. Any notice given by personal delivery shall be deemed to have been received on the business day on which it is delivered and left at the recipient's address for notice.

16. Currency

Any dollar amounts noted herein are represented in United States currency.

17. Successors and Assigns

Subject to the restrictions and conditions of assignment and transfer herein contained, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and other legal representatives, successors and permitted assigns.

18. Severability

Each provision of this Agreement is intended to be severable. If any provision hereof is illegal or invalid, such illegality or invalidity shall not effect the validity of the remainder hereof.

19. Entire Agreement

This Agreement and the Software Acquisition Agreement sets forth all (and is intended by all parties to be an integration of all) of the representations, promises, agreements and understandings among the parties hereto with respect to the purchase, sale, maintenance and development of the Work, and there are no representations, promises, agreements or understandings, oral or written express or implied, among them other than as set forth, referred to, or incorporated herein.

20. Further Assurances

The parties hereto will execute such other and further documents and assurances or cause the same to be executed and delivered in order to give full effect to the provisions of this Agreement upon written request.

21. Gender, Etc.

Words importing the singular number only include the plural, and words in the plural include the singular, and the words importing the masculine gender shall include the feminine gender and the neuter gender where the context so requires, and wording importing Person shall include Persons or vice versa.

22. Headings

The division of this Agreement into sections and the article headings are for convenience or reference only and shall not affect the interpretation or construction of this Agreement.

23. Time of the Essence

Time shall be of the essence in this Agreement.

24. Waiver

No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

This Agreement shall be effective as of the date first written above.

The parties have read and agree to the terms and conditions of this Agreement and acknowledge by way of signature below.

Mitch White (Vendor)

Per:

Authorized Signatory

Cyop Systems International Incorporated.

Per:

Authorized Signatory

SCHEDULE A

Working Title of Software

Credit-play transaction Network delivers an online financial transaction platform that provides industry-leading security, real-time transaction processing, reporting and client support. CTN offers the industry benchmark in terms of ease-of-use, flexibility, scalability and processing speed

Schedule II

Attached to and forming part of

Marketing, Development & Distribution Agreement

Dated December 14,2001

Pursuant to the definition "Gross Earnings"

The applicable percentage each year of the agreement shall be:

Year one Twenty percent (20%)

Year two seventeen percent (17%)

Year three fifteen percent (15%)

Year four and thereafter ten percent (10%)